Exhibit 99.1

Hello, and welcome to our third quarter fiscal year 2011 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, August 2, 2011, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and in our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Thanks Julie. Good morning and welcome to our Q3 earnings call.

I’ll begin this session by reviewing our Q3 financial performance and then provide context on our strategy and where we stand in our company’s overall development. Finally, I will turn it over to Jim for more details on the quarter and on our outlook for the year.

During Q3 Liquidity Services reported record financial results as we expanded our leadership position in the Reverse Supply Chain market by delivering significant value to our clients and buying customers. We exceeded our guidance range while continuing to make important investments for the future. Q3 GMV was up 36% YOY to a record $148.1 million driven by growth in our DoD, energy and municipal marketplaces. Record adjusted EBITDA of $15.1 million was up 43% YOY driven by improved merchandising programs, further penetration of existing clients and improved operating leverage. Adjusted EPS, which excludes non-cash compensation, acquisition costs and goodwill impairment expenses, was $0.52. Excluding tax benefits adjusted EPS was $0.26 up 73% from the prior year period.

We continued to demonstrate our financial strength by generating cash from operating activities of approximately $12.2 million during Q3 and we ended the quarter with approximately $104.4 million in cash and zero long term debt.

As evidenced in Q3, our e-commerce marketplaces, large and growing network of buyers and integrated services are ideally suited to solving the needs of corporate and government clients for a wide range of surplus assets.

As we reflect on our accomplishments during our most recent quarter, let me briefly revisit our strategy and where we stand in our company’s development.

Our consistent execution continues to move Liquidity Services towards our stated objective of developing a one billion dollar enterprise. Our annualized GMV is approaching $600 million and our annualized EBITDA is approaching $60 million up 70% and 154%, respectively since FY2009.

We at Liquidity Services remain very excited about our future due to several important characteristics of our business.

First, we target and address large, fragmented markets that are still very early in adopting online solutions. Just as other segments of our economy have been transformed by technology, Liquidity Services is revolutionizing the Reverse Supply Chain by developing and delivering innovative and effective solutions that drive transparency and convenience for all parties.  For example, we enabled a buyer in South Africa to purchase a surplus helicopter from a seller in New Jersey; and we enabled national retailers to maximize value for store returned and seasonal consumer goods by leveraging our nearly 1.6 million registered buyers across the globe—all in a matter of days in our most recent quarter.

Second, with over 4,000 commercial and government clients, including many of the largest and most sophisticated organizations in the world, Liquidity Services is the market leader in our category with strong competitive advantages.

As measured by GMV transacted, we are:

—the #1 marketplace in retail consumer goods surplus liquidation.

—the #1 marketplace in public sector surplus goods liquidation

—one of the top three online players in the sale of capital assets.

We believe our innovative business model, large and growing buyer base, long term seller relationships and unique product domain expertise are very difficult to replicate. We also believe our marketplace model is highly scalable.

Third, we have a talented and deep organization that is focused on expanding our position in the marketplace organically and through complementary acquisitions.  During Q3, we closed the acquisition of Truckcenter.com and have commenced the integration of this business. Truckcenter’s client base which includes leading Fortune 500 financial institutions, retailers and industrial clients will benefit significantly from our national logistics support and large buyer base for a range of high value capital assets such as: material handling equipment, rolling stock, heavy machinery and scrap metal.  These blue chip corporate clients are already being integrated into our commercial business demonstrating our strategic focus on further growing our capital assets vertical and penetrating many existing clients with additional services. The markets we serve are still very fragmented and we continue to seek and evaluate strategic acquisitions which would enhance our seller and buyer base, product domain expertise and level of value added services provided to our clients.

Finally, our continued progress has provided a wonderful opportunity to invest in innovation. We continue to enhance our marketplace technology platform and value added services to make it easier for our buying customers to find and buy desired assets and for our sellers to speed the transaction process and recover more value.

After more than a decade of growth and success, we continue to foster an entrepreneurial spirit at Liquidity Services. Our team has a passion to improve our business every day and deliver innovative solutions to our clients. Just like Day One of our founding, we measure our success by our ability to create value for our clients and buying customers and we believe we are just getting started with where we can take Liquidity Services. Now let me turn it over to Jim for a more detailed review of our financial results and outlook.

Thanks Bill.

Our record quarterly results and increased guidance ranges reflect market share gains and enhanced service levels and operating efficiencies across our entire business.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders. Trailing 12 month adjusted earnings before interest taxes depreciation and amortization, or EBITDA has improved to $48.5 million.

In addition to strong core business operating results for the quarter, we embarked on several key initiatives to continue to drive significant shareholder returns in fiscal year 2012.  We closed the Truckcenter.com acquisition on June 1st and have commenced the integration of this business. Additionally, as we previously announced, our United Kingdom (UK) subsidiary, Liquidity Services Limited (LSL), has initiated the closing of operations. For the fiscal years ended September 30, 2009 and 2010, and the nine months ended June 30, 2011, LSL had Adjusted EBITDA losses of approximately $2.1 million, $3.0 million and $3.3 million, respectively. We estimate that LSL will incur a loss of approximately $2.0 to $3.0 million for the remaining three months of fiscal year 2011. We expect to have the process completed by fiscal year end 2011. Upon completion of this effort, we will present the results of this business as discontinued operations in our 2011 Form 10-K. Goodwill of $16.6 million associated with the Geneva acquisition has been deemed to be impaired and thus was written off in the quarter. We have estimated the tax benefit resulting from the closure of the UK operations as an estimated 26% effective income tax rate anticipated for FY 2011, versus our previous estimate of 50%.

Next I will comment on our third quarter financial results.

Total GMV increased to a record $148.1 million up 35.9% year over year.

GMV in our GovDeals, or state and local government, marketplace increased to a record $34.6 million up 41.8% year over year as we continue to add new clients thus further penetrating the $2.0 billion state and local government market.

GMV in our US commercial marketplaces increased to $62.7 million up 55.9% year over year principally as a result of the Network International acquisition on June 15, 2010.

GMV in our DoD scrap marketplace increased to $23.3 million up 23.2% year over year as a result of increasing commodity prices and a mix shift to higher value metals.

GMV in our DoD surplus marketplace increased to $24.8 million up 8.8% year over year as a result of increasing property flow from the DoD and a higher mix of high value capital assets such as rolling stock.

Total revenue increased to $86.1 million up 18.3% year over year, primarily due to the GMV growth discussed.

Technology and operations expenses increased 13.2%, to $13.6 million, year over year, primarily due to increases in staff, outsourced processing labor and temporary wages, including stock based compensation, and consultant fees associated with technology infrastructure projects that we have previously announced. As a percentage of revenue, technology and operations expenses decreased to 15.8% from 16.5%.

Sales and marketing expenses increased 10.9%, to $5.8 million, year over year, primarily due to the acquisitions of Network International, and TruckCenter.com. As a percentage of revenue, these expenses decreased to 6.7% from 7.2%.

General and administrative expenses increased 12.4%, to $6.9 million, year over year, primarily due to (1) $0.4 million in general corporate expenses and business development costs to support the growth discussed above; and (2) expenses of $0.3 million associated with Network International and TruckCenter.com. As a percentage of revenue, general and administrative expenses decreased to 8.0% from 8.4%.

The Company continues to demonstrate strong cash flow generation and growth as our overall working capital continues to be a source of cash. During the third quarter, LSI generated $12.2 million of operating cash flow an increase of 43.6%, year over year, and $36.0 million over the last 12 months.

Adjusted EBITDA grew 43.1%, year over year, to a record $15.1 million.

Adjusted net income was $15.3 million for the quarter, up 285.3% year over year including the tax benefit.  Adjusted diluted earnings per share was $0.52, for the quarter, up 246.7% year over year, based on approximately 29.4 million diluted weighted average shares outstanding.  Removing the effect of the tax benefit, goodwill impairment and the Truckcenter.com acquisition costs and using a normalized tax rate of 44% would result in adjusted diluted earnings per share of $0.26 for the third quarter, which is a 73% increase from $0.15 for the prior year period.

We continue to have a strong balance sheet.  At June 30, 2011, we had a record $104.4 million of cash or approximately $3.55 per share, current assets of $139.6 million and total assets of $197.9 million.  The Company continues to be debt free.

Capital expenditures during the quarter were $1.4 million.  We expect capital expenditures to be $4.5 to $5.0 million for the fiscal year ended September 30, 2011.

Management is providing the following guidance for the next quarter and fiscal year 2011.

We expect GMV for fiscal year 2011 to range from $540 million to $550 million, which is an increase from our prior guidance range of $500 million to $525 million.  We expect GMV for the fiscal fourth quarter of 2011 to range from $130 million to $140 million.

We expect adjusted EBITDA for fiscal year 2011 to range from $49 million to $51 million, which is an increase from our prior guidance range of $48 million to $50 million.  We expect adjusted EBITDA for the fiscal fourth quarter of 2011 to range from $8.5 million to $10.5 million, which includes an additional estimated loss from our UK operations of $2.0 million to $3.0 million.

We estimate adjusted earnings per diluted share for fiscal year 2011 to range from $1.10 to $1.12, which is an increase from our previous guidance range of $0.73 to $0.77 and includes the income tax benefit.  For the fiscal fourth quarter of 2011, we estimate adjusted earnings per diluted share to range from $0.18 to $0.20.

Our guidance adjusts EBITDA and Diluted EPS for acquisition costs and goodwill impairment and for the effects of FAS 123(R), which we estimate to be approximately $2.2 million to $2.4 million for the fourth quarter of fiscal year 2011.  These stock based compensation costs are consistent with fiscal year 2010.

Bill and I will now answer any questions.